Exhibit 99.1
PRELIMINARY FINANCIAL HIGHLIGHTS OF RADIO HOLDINGS
     The preliminary fourth quarter and year end financial highlights of CMP Susquehanna Radio Holdings Corp. (“Radio Holdings”) set forth below are preliminary in nature, are subject to Radio Holdings’ year-end closing and finalization processes, and have not been audited by Radio Holdings’ independent registered public accounting firm. Accordingly, such information does not necessarily reflect Radio Holdings’ financial results for those periods that may be reported after completion of the audit. Such preliminary highlights are subject to change and should not be regarded as a definitive report on results of operations of Radio Holdings for the 2008 fourth quarter or year end periods.
Overview
     The current capital and credit market crisis is adversely affecting the U.S. and global economies, and continues to have adverse effects on the markets in which Radio Holdings operates. Slower economic growth could lead to increasingly lower demand for advertising. The recent economic downturn and resulting decline in the demand for advertising will likely continue to have future adverse effects on Radio Holdings’ ability to grow revenues and on the Company’s ability to remain in compliance with its existing debt covenants. These trends are expected to have a continuing impact on Radio Holdings’ results in 2009.
Fourth Quarter Financial Highlights
     For the quarter ended December 31, 2008, Radio Holdings had net revenues of $48.6 million, as compared to $57.4 million for the fourth quarter 2007, down 15.3%, primarily the result of weak demand for advertising across our station platform. Station operating income for the quarter was down 25.6% from the prior year’s period, from $27.0 million in the fourth quarter 2007 to $20.1 million in the fourth quarter of 2008, primarily due to the weak demand for advertising, partially offset by a general decrease in operating expenses across our station platform.
Reconciliation of Non-GAAP Financial Measure. The following table reconciles station operating income to operating income as presented in the condensed consolidated statements of operations (the most directly comparable financial measure calculated and presented in accordance with GAAP (dollars in thousands):

	For the Three Months
	Ended December 31,
	2008	2007

Operating income loss	$(653,364)	$(165,930)
Corporate general and administrative	1,724	1,954
Depreciation and amortization	1,830	2,868

Loss on sale of assets	119	70

Impairment charge	669,786	188,019

Station operating income	20,095	26,981
Year End Financial Highlights
     For the year ended December 31, 2008, Radio Holdings had net revenues of $203.4 million, as compared to $223.4 million for the prior year, down 9.0%, primarily the result of a general weak demand for advertising across our station platform coupled with a format change in the Atlanta market. Station operating income for the year was down 16.6% from the prior year, from $100.0 million in 2007 to $83.4 million in 2008, primarily due to the weak demand for advertising and the format change in the Atlanta market, partially offset by a general decrease in operating expenses across our station platform.

     As of December 31, 2008, Radio Holdings had $657.5 million of borrowings outstanding under Company’s term-loan facility and had drawn $96.7 million on the revolving facility.
Reconciliation of Non-GAAP Financial Measure. The following table reconciles station operating income to operating income as presented in the condensed consolidated statements of operations (the most directly comparable financial measure calculated and presented in accordance with GAAP (dollars in thousands):

	For the Year
	Ended December 31,
	2008	2007

Operating loss	$(600,843)	$(105,673)
Corporate general and administrative	7,152	7,214
Depreciation and amortization	7,353	10,393

(Gain)/Loss on sale of assets	(6)	96

Impairment Charge	669,786	188,019

Station operating income	$83,442	$100,049
Expected Fourth Quarter Impairment
     Radio Holdings performs its annual impairment tests for goodwill and indefinite-lived intangibles under SFAS No. 142 as of December 31. The annual impairment tests require Radio Holdings to make certain assumptions in determining fair value, including assumptions about the cash flow growth rates of its businesses. Additionally, the fair values are significantly impacted by macro-economic factors, including market multiples at the time the impairment tests are performed. The current general economic pressures now impacting both the national and a number of local economies in which Radio Holdings’ operates, and their downward effects on its forecasted operating profit margins or expected cash flow growth rates, industry forecasted operating profit margins, advertising market revenues within the markets Radio Holdings operates stations, and the selling prices of radio stations, have resulted in non-cash impairments in the fourth quarter of 2008 expected to be approximately $669.8 million.